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EXHIBIT 5.2

To: Transocean Ltd. Turmstrasse 30 CH-6312 Steinhausen Switzerland February 6, 2018	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with the Registration Statement on Form S−3 (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) on February 6, 2018 under the Securities Act of 1933, as amended (the Act), relating to the registration of:

(A)    (1) 31,096,351 registered shares, par value CHF 0.10 each, of the Company (the Shares) newly issued by the Company (such newly issued Shares hereinafter referred to as the Consideration Shares) and (2) 0.5% Exchangeable Senior Bonds due 2023 (the Exchangeable Bonds) at an aggregate nominal value of USD 260,899,000 issued by Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands (TINC), exchangeable for, on the basis of the initial exchange rate pursuant to the terms of the Indenture (as defined below) and otherwise in accordance with the terms of the Indenture (as defined below), approximately 25,384,836 new or existing registered Shares (Shares issued upon an exchange of the Exchangeable Bonds hereinafter referred to as the Conversion Shares), each of such Consideration Shares and Exchangeable Bonds issued to shareholders of Songa Offshore SE (Songa Offshore) who validly tendered and did not withdraw their shares of Songa Offshore, par value EUR 0.10 each (the Songa Shares), in the Company’s voluntary public tender offer (the Offer) launched on December 21, 2017 in accordance with the Norwegian Securities Trading Act of June 29, 2007 (the NSTA), based on an exchange ratio of 0.35724 newly issued Consideration Shares and USD 2.99726 principal amount of Exchangeable Bonds per Songa Share tendered in the Offer (subject to a limited cash election right by, and the payment of cash by the Company for fractional Shares and/or Exchangeable Bonds to, holders of Songa Shares tendering in the Offer). The Consideration Shares and the Exchangeable Bonds were registered with the Commission on the basis of the Registration Statement on Form S−4 (Registration No. 333-220791), as amended (the

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Offer Registration Statement), filed with the Commission on November 28, 2017 under the Act. The Offer Registration Statement contains a prospectus that has been prepared in accordance with the Act (the Offer Prospectus) and a combined offer document and prospectus that has been prepared in accordance with the NSTA and submitted to the Financial Supervisory Authority of Norway (Finanstilsynet) and the Oslo Stock Exchange in connection with the Offer (the Offering Memorandum); and

(B)    Exchangeable Senior Bonds (x) issued by TINC at an aggregate nominal value of USD 292,364,000 to (1) certain holders of bonds (the Songa Bonds) issued by Songa Offshore and (2) a shareholder of Songa Offshore acting as lender under a shareholder loan in the amount of USD 50,106,250 (the Songa Shareholder Loan; the holders of the Songa Bonds, the lender under the Songa Shareholder Loan and the holders of Consideration Shares and the Exchangeable Bonds described in sub-section (A) above, hereinafter the Selling Securityholders) in exchange for the acquisition by TINC of the Songa Bonds and the Songa Shareholder Loan pursuant to private exchange agreements (the Private Exchange Agreements) and (y) exchangeable for approximately 28,446,303 Conversion Shares in accordance with the terms of the Indenture (as defined below) and the Exchangeable Bonds.

The Selling Securityholders, as identified in the prospectus (the Selling Securityholders Prospectus) that is part of the Registration Statement, may offer and sell, from time to time, the Consideration Shares, the Exchangeable Bonds and the Conversion Shares in one or more offerings at prices and on terms that will be determined at the time of the offering.

As such counsel, we have been requested to render an opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below) unless otherwise defined herein.

I.       Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the

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matters stated herein and the Documents, and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, the Prospectus and any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we relied on the accuracy and completeness of the statements and the information contained therein.

For purposes of giving this opinion, we have only examined originals or copies of the following documents available to us (collectively the Documents):

(i)      an electronic copy of the executed New York law governed indenture among TINC, as issuer, the Company, as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as trustee (the Indenture), dated as of January 30, 2018, including the guarantee by the Company of the Guarantee Obligations (the Guarantee);

(ii)     an electronic copy of the executed Exchangeable Bonds in an initial amount of USD 853,804,000, of which an aggregate amount of USD 553,263,000 was issued in connection with the Exchangeable Bonds to which the Registration Statements relates;

(iii)     an electronic copy of the executed New York law governed exchangeable loan notes agreement between the Company, as borrower, and TINC, as lender, dated as of January 30, 2018 (the Exchangeable Loan Notes Agreement, and together with the Indenture and the Guarantee, the Transaction Agreements);

(iv)    electronic copies of the executed 0.5% Exchangeable Loan Notes due 2023 in the aggregate amount of USD 853,804,000, of which an amount of USD 553,263,000 is allocated to the Exchangeable Bonds to which the Registration Statement relates (the Exchangeable Notes; the Exchangeable Notes together with the Exchangeable Bonds and the Transaction Agreements the Transaction Documents);

(v)     an electronic copy of the executed novation and sale and purchase agreement by and among TINC, the Company and Songa Offshore, dated as of January 30, 2018, regarding (1) the transfer of the Songa Bonds from TINC to Songa Offshore in exchange for Songa Offshore delivering to TINC a promissory note or other payable owed by Songa Offshore to TINC (the Songa Bonds Exchange) and (2) the novation of the rights and obligations of TINC under the Songa Shareholder Loan in exchange for Songa Offshore delivering to TINC a promissory note or other payable owed by Songa Offshore to TINC (the Novation);

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(vi)    an electronic copy of the Registration Statement, including the Selling Securityholders Prospectus, the Offer Registration Statement and the Offering Memorandum;

(vii)    a certified copy of the articles of association (Statuten) of the Company, in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, on January 30, 2018 (the Articles);

(viii)   an electronic copy of the Company’s register of uncertificated shares (Wertrechtebuch), dated as of January 30, 2018;

(ix)     an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of November 18, 2016 (the Organizational Regulations);

(x)     an electronic copy of the certified excerpt of the journal entry (Tagesregisterauszug) from the Commercial Register of the Canton of Zug for the Company, dated January 30, 2018 (the Excerpt);

(xi)    an electronic copy of the minutes of meetings of the Board of Directors of the Company, dated as of May 12, 2017, August 11, 2017, and November 16/17, 2017, and an electronic copy of the resolutions adopted by the Company's transaction committee, dated as of June 23, 2017, regarding, among other things, the authorization of the Company's voluntary public tender offer launched on December 21, 2017 in accordance with the Norwegian Securities Trading Act of June 29, 2007, to holders of shares with a par value of EUR 0.10 each in Songa Offshore (the Offer), the entry into and the issuance of the Transaction Documents and the entry into the Private Exchange Agreements (the Board Resolutions);

(xii)    an electronic copy of the public deed, dated as of January 18, 2018, relating to the resolutions of the Company's extraordinary general meeting of shareholders convened on January 16, 2018 regarding the issuance of new registered shares, par value CHF 0.10 each, of the Company in an ordinary share capital increase by way of a mixed contribution in kind and an acquisition of assets in connection with the Offer (the Shareholder Resolutions); and

(xiii)   a certificate provided by the secretary of the Company's Board of Directors, dated as of February 1, 2018 (the Certificate).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and

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expressions contained therein without regard to any import they may have under the relevant governing law.

II.      Assumptions

In rendering the opinion below, we have assumed the following:

(a)     all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)     all documents produced to us as originals and the originals of all documents produced to us as copies (including the Certificate) were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)     complete copies with original signatures of the Transaction Documents are available to the parties thereto;

(d)     the Transaction Documents are within the capacity and power of, have been validly authorized, executed and delivered by, and are binding on, all parties thereto other than the Company;

(e)     the parties to the Transaction Documents, other than the Company, are duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(f)      if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the Company will be solvent;

(g)     if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the Transaction Documents, which are governed by the laws of the State of New York, will be valid, binding and enforceable under the laws of the State of New York;

(h)     no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;

(i)      as far as any obligation under any Transaction Document is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(j)      the Company will have available at all times during the term of the Exchangeable Bonds and the Exchangeable Loan Notes conditional share capital in an amount sufficient to issue Conversion Shares upon exchange of the Exchangeable Bonds and the Exchangeable Loan Notes;

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(k)     if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the payment of the full subscription amount shall have been made in accordance with the applicable provisions of Swiss law, the Articles, the Exchangeable Loan Notes Agreement and the Exchangeable Notes; and

(l)      the exercise notice required under Swiss law with respect to Conversion Shares newly issued out of conditional share capital of the Company will have been duly delivered in accordance with Swiss law, the Articles, the Exchangeable Loan Notes Agreement, the Exchangeable Notes and all other applicable requirements.

III.     Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.      The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles.

2.      The Transaction Agreements have been duly authorized by the Company and have been duly executed by the Company.

3.      The Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 46,173,149, divided into 461,731,494 Shares. Such Shares have been validly issued, fully paid and are non-assessable.

4.      The Conversion Shares, if and when issued by the Company pursuant to the Exchangeable Loan Notes Agreement, the Exchangeable Notes, in accordance with Swiss law and the Articles, and registered in the Company's register of uncertificated shares  (Wertrechtebuch), will be validly issued, fully paid and non-assessable.

5.      The Consideration Shares have been validly issued and fully paid, and are non-assessable.

IV.    Qualifications

The above opinions are subject to the following qualifications:

(a)     The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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(b)     We express no opinion as to any commercial, financial, accounting, calculating, auditing or other non-legal matter.

(c)     We express no opinion as regards compliance with Swiss law and the Articles of (i) the withdrawal of the shareholders' preferential subscription rights (Bezugsrechte) in connection with the issuance of the Consideration Shares and (ii) the withdrawal of the shareholders’ advance subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of the Exchangeable Bonds and the Exchangeable Loan Notes.

(d)     Any issuance of Conversion Shares out of the Company's conditional share capital must be confirmed by the auditor of the Company, and amended Articles of the Company reflecting the issuance of Conversion Shares from the Company's conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.

(e)     The exercise of voting rights and rights related thereto with respect to any Consideration Shares and Conversion Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(f)      Any Conversion Shares to be issued by the Company out of the conditional share capital of the Company will not be fully fungible and will not rank pari passu with the existing and outstanding Shares until such Conversion Shares have been duly entered into the Company’s register of uncertificated shares (Wertrechtebuch) and all steps have been taken in order for such Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.

(g)     The Shareholder Resolutions, including but not limited to, the withdrawal of the existing shareholders' preferential subscription rights (Bezugsrechte), may be challenged by shareholders in court or otherwise.

*   *   *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

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This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ Homburger AG

Homburger AG